Exhibit 5.1

March 21, 2013

Board of Directors

ZAGG Inc

3855 South 500 West, Suite J

Salt Lake City, Utah 84115

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have assisted ZAGG Inc, a Nevada corporation (the “Company”), in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 5,000,000 shares of the Company’s common stock (the “Shares”) to be issued pursuant to the Company’s 2013 Omnibus Incentive Plan (the “Plan”), to certain consultants, employees, or directors.

We have examined the Company's Articles of Incorporation, as amended to date, and the Company's Bylaws, and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors and stockholders of the Company, all as provided to us by the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such certified or photostatic copies, and (iv) the legal competence of all persons who signed such documents.

We are opining herein as to the effect on the subject transaction only of the Nevada Revised Statutes, as amended, specifically those relating to corporations, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon and subject to the foregoing, we are of the opinion that (i) when the Registration Statement becomes effective, (ii) when the Shares are issued pursuant to the terms of the Plan described in the Registration Statement, and (iii) when certificates representing the Shares are duly executed, countersigned, registered, and delivered upon receipt of the agreed upon consideration therefor, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

It is our understanding that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Durham Jones & Pinegar, P.C.

/s/ Durham Jones & Pinegar, P.C.